As filed with the Securities and Exchange Commission on January 11, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CIT GROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-1051192

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

505 Fifth Avenue
New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED CIT GROUP INC. LONG-TERM INCENTIVE PLAN
(Full Title of the Plans)

Robert J. Ingato, Esq.
Executive Vice President and General
Counsel
505 Fifth Avenue
New York, New York 10017
(Name and Address of Agent For Service)
(212) 771-0505
(Telephone number, including area code, of agent for service)

Copies to:
Martha E. McGarry
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered (1)	Per Share (2)	Price	Registration Fee
Common Stock, par value $0.01 per share	10,526,316 shares	$27.65	$291,052,637.40	$20,752.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which may become issuable under the above-named employee benefit plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, such computation is based on the average of the high and low prices for a share of the registrant’s common stock on December 31, 2009, as reported on the New York Stock Exchange (within 5 business days prior to filing this Registration Statement).

EXPLANATORY NOTE
     On December 10, 2009, CIT Group Inc., a Delaware corporation (the “Company”) emerged from Chapter 11 proceedings pursuant to the Modified Second Amended Prepackaged Plan of Reorganization of CIT Group Inc. and CIT Group Funding Company of Delaware LLC (the “Prepackaged Plan”). The Prepackaged Plan was confirmed by an order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on December 8, 2009.
     The common stock, par value $0.01 per share (“Common Stock”) being registered pursuant to this Registration Statement on Form S-8 is being issued under the Third Amended and Restated Certificate of Incorporation filed with the State of Delaware pursuant to the Prepackaged Plan.
     The financial information incorporated by reference into this Registration Statement reflects our historical consolidated results of operations and financial condition for the periods presented. That financial information for periods prior to our emergence from bankruptcy does not fully reflect, among other things, the effects of the transactions contemplated in the Prepackaged Plan or the impact of the adoption of fresh-start accounting, which we have adopted, effective upon our emergence from bankruptcy. As a result, historical financial information for periods prior to our emergence from bankruptcy will not be representative of our results of operation or financial condition after the effective date of the Prepackaged Plan.
     Unless otherwise indicated, the terms “CIT,” the “Company,” “we,” “us,” and “our” refer to CIT Group Inc. and its subsidiaries.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009 (the “Form 10-K”), as updated in a Form 8-K filed on October 1, 2009;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, filed with the SEC on May 11, 2009, June 30, 2009, filed with the SEC on August 17, 2009 and September 30, 2009, filed with the SEC on November 16, 2009;

(c)	The Company’s Current Reports on Form 8-K, filed with the SEC on January 5, 2009, January 7, 2009, January 22, 2009, February 24, 2009, April 23, 2009, April 30, 2009, May 7, 2009, May 18, 2009, May 22, 2009, June 18, 2009, July 21, 2009, July 24, 2009, July 30, 2009, August 4, 2009, August 7, 2009, August 13, 2009, August 17, 2009, September 1, 2009, September 4, 2009, September 11, 2009, October 1, 2009, October 2, 2009, October 7, 2009, October 13, 2009, October 19, 2009, October 23, 2009, October 26, 2009, October 30, 2009, November 4, 2009, November 16, 2009, November 17, 2009, December 8, 2009; December 9, 2009, December 16, 2009, December 18, 2009, December 22, 2009 and January 8, 2010;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”) since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(e)	The description of the Common Stock contained in the registration statement on Form 8-A, filed with the SEC on December 9, 2009, by the Company to register such securities under the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
     In addition, any and all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the shares of the Company’s Common Stock registered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers
     Under Section 145 of the General Corporation Law of the State of Delaware, the Company has powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. Both the Registrant’s Amended and Restated By-Laws (“By-Laws”) and Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provide for mandatory indemnification of its directors and officers to the fullest extent permissible under Delaware law. Article IX of the By-Laws provides that expenses (including attorneys’ fees) incurred by an officer or director of the Company or by a former director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding for which indemnification is available pursuant to the By-Laws shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.
     In addition, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, if such attorney’s fees are incurred in accordance with the policies and procedures established by the Company from time-to-time) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     In addition, Article Ninth of the Certificate of Incorporation of the Company provides that each person who is or was a director or officer of the Company shall be indemnified by the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended (but, if permitted by applicable law, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment).
     The Company has in effect insurance policies in the amount of $180 million for general officers’ and directors’ liability insurance and $30 million for fiduciary and pension trust liability insurance covering all of the Company’s directors and officers in certain instances where by law they may not be indemnified by the Company.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of CIT Group Inc., dated June 26, 2008 (incorporated herein by reference to Exhibit 3.1 of the Form 8-A filed with the Commission on December 9, 2009).

3.2	Amended and Restated By-laws of CIT Group Inc., dated March 25, 2008 (incorporated herein by reference to Exhibit 3.2 of the Form 8-A filed with the Commission on December 9, 2009).

4.1	Amended and Restated CIT Group Inc. Long-Term Incentive Plan.*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

23.1	Consent of PricewaterhouseCoopers.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference herein.
     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 7, 2009.

CIT GROUP INC.

By:	/s/ Robert J. Ingato
Name:	Robert J. Ingato
Title:	Executive Vice President and General Counsel
POWER OF ATTORNEY
     Each person whose signature appears below hereby severally and individually constitutes and appoints Joseph M. Leone, Robert J. Ingato, and James P. Shanahan and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on December 7, 2009 by the following persons in the respective capacities indicated below.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey M. Peek	Chief Executive Officer and Director	December 7, 2009
Jeffrey M. Peek	(Principal Executive Officer)

/s/ Joseph M. Leone	Vice Chairman and Chief Financial Officer	December 7, 2009
Joseph M. Leone	(Principal Financial Officer)

/s/ Jonathan Macey	Controller (Principal Accounting Officer)	December 7, 2009
Jonathan Macey

/s/ Michael J. Embler	Director	December 7, 2009
Michael J. Embler

/s/ William M. Freeman	Director	December 7, 2009
William M. Freeman

1

Signature	Title	Date

/s/ Arthur B. Newman	Director	December 7, 2009
Arthur B. Newman

/s/ Daniel A. Ninivaggi	Director	December 7, 2009
Daniel A. Ninivaggi

/s/ R. Brad Oates	Director	December 7, 2009
R. Brad Oates

/s/ Marianne Miller Parrs	Director	December 7, 2009
Marianne Miller Parrs

/s/ John Ryan	Director	December 7, 2009
John Ryan

/s/ Christopher H. Shays	Director	December 7, 2009
Christopher H. Shays

/s/ Seymour Sternberg	Director	December 7, 2009
Seymour Sternberg

/s/ Peter J. Tobin	Director	December 7, 2009
Peter J. Tobin

/s/ Lois M. Van Deusen	Director	December 7, 2009
Lois M. Van Deusen

2

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of CIT Group Inc., dated June 26, 2008 (incorporated herein by reference to Exhibit 3.1 of the Form 8-A filed with the Commission on December 9, 2009).

3.2	Amended and Restated By-laws of CIT Group Inc., dated March 25, 2008 (incorporated herein by reference to Exhibit 3.2 of the Form 8-A filed with the Commission on December 9, 2009).

4.1	Amended and Restated CIT Group Inc. Long-Term Incentive Plan.*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

23.1	Consent of PricewaterhouseCoopers.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith